Exhibit 10.12

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered into by and between Edward Salas and Pacific Gas and Electric Company (the “Company” or “PG&E”) (collectively the “Parties”) and sets forth the terms and conditions of Mr. Salas’s separation from employment with the Company. The Company’s and Mr. Salas’ rights and obligations under this Agreement will become effective on the Effective Date, as defined in paragraph 18(a). Mr. Salas’ Date of Resignation is defined in paragraph 1.

1.      Resignation. Mr. Salas hereby resigns from his position as Senior Vice President, Engineering and Operations of the Company as of the close of business on June 30, 2011 (for purposes of this Agreement, the “Date of Resignation”). Mr. Salas shall have until June 1, 2011, to accept this Agreement by submitting a signed copy to the Company. Regardless of whether Mr. Salas accepts this Agreement, on the Date of Resignation, he will be paid all salary or wages and vacation accrued, unpaid and owed to him as of that date, he will remain entitled to any other benefits to which he is otherwise entitled under the provisions of the Company’s plans and programs, and he will receive notice of the right to continue his existing health-insurance coverage pursuant to COBRA.

2.      Separation benefits. In consideration of and conditioned upon Mr. Salas’ acceptance of this Agreement and the performance of his obligations under this Agreement, the Company will provide to Mr. Salas the following separation benefits:

a.      Severance payment. On July 15, 2011, the Company will pay Mr. Salas a severance payment of $1,091,439.00 (one million ninety-one thousand four hundred thirty-nine dollars), which is equal to 24 months base pay plus Mr. Salas’ target short-term incentive payment for 2011. This amount has been calculated in accordance with the terms of the PG&E Corporation Officer Severance Policy (“Policy”). The payment will be reduced by applicable withholding deductions.

b.      Monthly payments. In addition to the lump sum payment set forth in Section 2(a), commencing August 1, 2011 and continuing for the next 12 (twelve) months through and including July 1, 2012, Mr. Salas shall receive on the first of the month $44,167.00. The payments will be reduced by applicable withholding deductions. Each monthly payment shall constitute a “separate payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and each such payment made prior to March 15, 2012 is intended to be exempt from Section 409A under the short-term deferral exemption under Sction 409A. The parties agree that, except under this Agreement, Mr. Salas does not have a right to receive any portion of the payments provided for in the Section 2b under any arrangements with the Company or its affiliates (including, without limitation, the Policy).

c.      Stock. Upon the Date of Resignation, but conditioned on the occurrence of the Effective Date of this Agreement as defined in paragraph 18(a) below, all unvested restricted stock and restricted stock units granted to Mr. Salas under the PG&E Corporation 2006 Long-Term Incentive Plan (“LTIP”) as of the Date of Resignation will continue to vest over a period of months equal to the Severance Multiple (as such term is defined in the Policy) after the Date of Resignation as if Mr. Salas had remained employed for such period, or otherwise in accordance with plans, programs, policies, and agreements applicable to Mr. Salas’ awards. Upon the Date of Resignation, but conditioned on the occurrence of the Effective Date of this Agreement, all unvested performance shares and special incentive stock ownership premiums (“SISOPs”) granted to Mr. Salas under the LTIP will vest in accordance with Company plans, programs, policies, and/or agreements applicable to those awards and in effect at the time that this Agreement is signed by Mr. Salas. All equity-based awards (or portions thereof) that do not vest based on the foregoing shall be forfeited. Vested restricted stock units, performance shares, and SISOPs shall be settled in cash or shares, if at all, in accordance with the terms of the applicable, plans, polices, plans, programs, and/or agreements in effect at the time this Agreement is signed by Mr. Salas.

d.      Annual Incentive. In the event that officers in Mr. Salas’ officer band are eligible for a payment under the Company’s Short-Term Incentive Plan (“STIP”) for the year in which the Date of Resignation occurs, the Company will make the STIP payment that he would have received, pro-rated to reflect the number of months from the beginning of the year to the Date of Resignation. The STIP payment, if any, will be made at such time as STIP payments are made to officers in his band. The STIP Plan Administrator will have the sole discretion to determine the amount of STIP payment, consistent with the program guidelines for the year in which the Date of Resignation occurs.

e.      Career transition services. For a maximum period of one year following the Date of Resignation, the Company will provide Mr. Salas with executive career transition services from the firm of Torchiana, Mastrov & Sapiro, Inc., in accordance with the contract between the Company and Torchiana, Mastrov & Sapiro, Inc. Mr. Salas’s entitlement to services under this Agreement will terminate before the end of the one-year period if and when he becomes employed, either by another employer or through self-employment other than consulting with the Company. If Mr. Salas becomes employed, he will promptly notify the Company’s Human Resources Officer to enable the Company to end the provision of services to him by Torchiana, Mastrov & Sapiro, Inc.

f.      Payment of COBRA premiums. If Mr. Salas elects and is otherwise eligible to continue his existing health-insurance coverage pursuant to COBRA, the Company will pay his monthly COBRA premiums for the eighteen-month period commencing the first full month after the Date of Resignation and until and unless Mr. Salas becomes covered under the health-insurance plan of another employer or through self-employment. Mr. Salas will promptly notify the Company’s Human Resources Officer if he becomes employed within that period.

3.      Defense and indemnification in third-party claims. The Company and/or its parent, affiliate, or subsidiary will provide Mr. Salas with legal representation and indemnification protection in any legal proceeding in which he is a party or is threatened to be made a party by reason of the fact that he is or was an employee or officer of the Company and/or its parent, affiliate or subsidiary, in accordance with the terms of the resolution adopted by the Company’s Board of Directors on July 19, 1995 (“Board Resolution”) or as otherwise required by law.

4.      Cooperation with legal proceedings.

a.      In exchange for the consideration detailed in Section 2, the Company and Mr. Salas agree that they shall reasonably cooperate with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Mr. Salas was involved during his employment with the Company, or that concerns any matter of which Mr. Salas has information or knowledge. Mr. Salas’s duty of cooperation includes, but is not limited to: (i) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Mr. Salas’s recollection of events; (ii) appearing at the Company's reasonable request as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Mr. Salas’s knowledge of matters at issue; and (iii) signing at the Company’s request declarations or affidavits that truthfully state matters of which Mr. Salas has knowledge. In addition, Mr. Salas agrees to notify the Company’s Chief Legal Officer promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company's business, and the Company agrees to promptly notify Mr. Salas of any requests for information or testimony that it receives relating to Mr. Salas. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any Party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any Party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority. The Company shall provide Mr. Salas with separate legal counsel consistent with the Board Resolution. If Mr. Salas is required to travel under this Agreement, such travel shall be consistent with his prior role as an executive officer and shall be reimbursed by the Company. The Company will use its best efforts to accommodate any reasonable requests of Mr. Salas to work around his other business and family commitments in performing services under this Section 4(a).

b.      Anticipating a greater time commitment prior to September 1, 2011 to meet the obligations in subpargraph a above, Mr. Salas agrees to not to obtain full-time employment at any time prior to September 1, 2011. After September 1, 2011, the Company agrees to compensate Mr. Salas at a rate of $250.00 per hour for the time Mr. Salas spends fulfilling his duty to cooperate, but not to include any time in deposition for which Mr. Salas was subpoenaed by a third party. Any time spent in preparation of a subpoena, any hearing, gathering any information in response to a subpoena for the production of documents, or otherwise requested by the Company, however, shall be billable. Mr. Salas will only be entitled to his $250.00 per hour rate in September and October 2011 for time spent in excess of fifteen hours in either month. Mr. Salas shall bill Company on a monthly basis and include supporting data and documentation for the expense(s).

5.      Release of claims and covenant not to sue.

a.      In consideration of the separation benefits and other benefits the Company is providing under this Agreement, Mr. Salas, on behalf of himself and his representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that he ever had, now has or might have as of the Effective Date against the

Company or its predecessors, parent, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns. These released claims include, without limitation, any claims arising from or related to Mr. Salas’s employment with the Company, its parent or any of its affiliates and subsidiaries, and the termination of that employment. These released claims also specifically include, but are not limited, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, any other federal, state or local law governing the terms and conditions of employment or the termination of employment, and the law of contract and tort; and any claim for attorneys’ fees.

b.      Mr. Salas acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by him to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and Mr. Salas specifically waives all rights under Section 1542 of the California Civil Code which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

c.      With respect to the claims released in the preceding paragraphs, Mr. Salas will not initiate or maintain any legal or administrative action or proceeding of any kind against the Company or its predecessors, parent, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns, for the purpose of obtaining any personal relief, nor (except as otherwise required or permitted by law) assist or participate in any such proceedings, including any proceedings brought by any third parties.

d.      Within seven days of the Date of Resignation Mr. Salas shall execute the Release of Claims and Covenant Not to Sue for claims as of the Date of Resignation in the form provided in Attachment A to this agreement

6.      Re-employment. Mr. Salas will not seek any future re-employment with the Company, its parent or any of its subsidiaries or affiliates. This paragraph will not, however, preclude Mr. Salas from accepting an offer of future employment from the Company, its parent or any of its subsidiaries or affiliates.

7.      Non-disclosure.

a.      Mr. Salas will not disclose, publicize, or circulate to anyone in whole or in part, any information concerning the existence, terms, and/or conditions of this Agreement without the express written consent of the Company’s Chief Legal Officer or his authorized designees unless otherwise required or permitted by law. Notwithstanding the preceding sentence, Mr. Salas may disclose the terms and conditions of this Agreement to his family members, and any attorneys or tax advisors, if any, to whom there is a bona fide need for disclosure in order for them to render professional services to him, provided that the person first agrees to keep the information confidential and not to make any disclosure of the terms and conditions of this Agreement unless otherwise required or permitted by law.

b.      Mr. Salas will not use, disclose, publicize, or circulate any confidential or proprietary information concerning the Company or its subsidiaries or affiliates, which has come to his attention during his employment with the Company, unless doing so is expressly authorized in writing by the Company’s Chief Legal Officer, or is otherwise required or permitted by law. Before making any legally-required or permitted disclosure, Mr. Salas will give the Company notice at least ten (10) business days in advance.

8.      Non-Disparagement. Mr. Salas agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions, which have or may reasonably have the effect of demeaning the name or business reputation of the Company, or any of its parent companies, subsidiaries or affiliates, or any of their respective employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them. The Company agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions in any print, electronic or television media or in investor conference calls or webcasts, which have or may reasonably have the effect of demeaning the name or business reputation of Mr. Salas. The Company further agrees to instruct its officers, (in each case, while such person remains an officer of the Company) to comply with the Company’s obligations under this paragraph. In the event the Company’s Chief Legal Officer or Head of Human Resources acquires actual knowledge that a violation of the Company’s obligations under this paragraph 8 has occurred, the Company shall take reasonable action to reprimand and further discourage such behavior in violation of this paragraph 8. Each Party agrees that nothing in this paragraph 8 shall preclude the other Party from fulfilling any duty or obligation that he or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such party’s rights under this Agreement in accordance with the dispute resolution provisions specified in paragraph 15 hereof. Each Party shall continue to comply with its or his obligations under this Paragraph 8 regardless of any alleged breach by the other Party of its or his agreements contained in this paragraph 8 unless and until there has been a final determination by a court or an arbitration panel that the other Party has breached its or his obligations under this paragraph. Nothing contained herein shall preclude any party from providing truthful testimony to the extent compelled by legal process.

9.      No unfair competition.

a.      Mr. Salas will not engage in any unfair competition against the Company, its parent or any of its subsidiaries or affiliates.

b.      For a period of one year after the Effective Date, Mr. Salas will not, directly or indirectly, use the Company’s trade secret information to solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:

(1)	any existing customer of the Company or its parent, affiliates or subsidiaries;

(2)	any prospective customer of the Company or its parent, affiliates or subsidiaries about whom Mr. Salas acquired information as a result of any solicitation efforts by the Company or its parent, affiliates or subsidiaries, or by the prospective customer, during Mr. Salas’s employment with the Company;

(3)	any existing vendor of the Company or its parent, affiliates or subsidiaries; or

(4)	any prospective vendor of the Company or its parent, affiliates or subsidiaries, about whom Mr. Salas acquired information as a result of any solicitation efforts by the Company or its parent, affiliates or subsidiaries, or by the prospective vendor, during Mr. Salas’s employment with the Company.

c.      For a period of one year after the Effective Date, Mr. Salas will not, directly or indirectly solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:

(1)	any existing employee, agent or consultant of the Company or its parent, affiliates or subsidiaries, to terminate or otherwise alter the person’s or entity’s employment, agency or consultant relationship with the Company or its parent, affiliates or subsidiaries; or

(2)	any existing employee, agent or consultant of the Company or its parent, affiliates or subsidiaries, to work in any capacity for or on behalf of any person, company or other business enterprise that is in competition with the Company or its parent, affiliates or subsidiaries.

10.      Material breach by Employee. In the event that Mr. Salas materially breaches any provision of this Agreement, including but not necessarily limited to paragraphs 4, 5, 6, 7, 8 and/or 9, and is unable and/or unwilling to cure said breach on a timely basis the Company will have no further obligation to pay or provide to him any unpaid amounts or benefits specified in this Agreement. Despite any breach by Mr. Salas, his other duties and obligations under this Agreement, including his waivers and releases, will remain in full force and effect. In the event of a breach or threatened breach by Mr. Salas of any of the provisions in paragraphs 4, 5, 6, 7, 8, and/or 9, the Company will, in addition to any other remedies provided in this Agreement, be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be difficult to determine and will not provide a full and adequate remedy, the Company will also be entitled to specific performance by Mr. Salas of his obligations under paragraphs 4, 5, 6, 7, 8, and/or 9. Pursuant to paragraph 15, and except as otherwise prohibited or limited by law, Mr. Salas will also be liable for any litigation costs and expenses that the Company incurs in successfully seeking enforcement of its rights under this Agreement, including reasonable attorney’s fees.

11.      Material breach by the Company. Mr. Salas will be entitled to recover actual damages in the event of any material breach of this Agreement by the Company, including any unexcused late or non-payment of any amounts owed under this Agreement, or any unexcused failure to provide any other benefits specified in this Agreement. In the event of a breach or threatened breach by the Company of any of its material obligations to him under this Agreement, Mr. Salas will be entitled to seek, in addition to any other remedies provided in this Agreement, specific performance of the Company’s obligations and any other applicable equitable or injunctive relief. Pursuant to paragraph 15, and except as prohibited or limited by law, the Company will also be liable for any litigation costs and expenses that Mr. Salas incurs in successfully seeking enforcement of his rights under this Agreement, including reasonable attorney’s fees. Despite any breach by the Company, its other duties and obligations under this Agreement will remain in full force and effect.

12.      No admission of liability. This Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

13.      Complete agreement. This Agreement sets forth the entire agreement between the Parties pertaining to the subject matter of this Agreement and fully supersedes any prior or contemporaneous negotiations, representations, agreements, or understandings between the Parties with respect to any such matters, whether written or oral (including any that would have provided Mr. Salas with any different severance arrangements). The Parties acknowledge that they have not relied on any promise, representation or warranty, express or implied, not contained in this Agreement. Parole evidence will be inadmissible to show agreement by and among the Parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

14.      Severability. If any provision of this Agreement is determined to be invalid, void, or unenforceable, the remaining provisions will remain in full force and effect except that, should paragraphs 4, 5, 6, 7, 8 and/or 9 be held invalid, void or unenforceable, either jointly or separately, the Company will be entitled to rescind the Agreement and/or recover from Mr. Salas any payments made and benefits provided to his under this Agreement.

15.      Arbitration. With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Agreement, Mr. Salas’s employment with the Company, the separation of Mr. Salas from that employment and from his positions as an officer and/or director of the Company or any subsidiary or affiliate, or any claims for benefits, will be resolved exclusively by final and binding arbitration using a three-member arbitration panel in accordance with the Commercial

Arbitration Rules of the American Arbitration Association currently in effect, provided, however, that in rendering their award, the arbitrators will be limited to accepting the position of Mr. Salas or the Company. The only claims not covered by this paragraph are any non-waivable claims for benefits under workers’ compensation or unemployment insurance laws, which will be resolved under those laws. Any arbitration pursuant to this paragraph will take place in San Francisco, California. The Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation in the first instance. The prevailing party in any dispute or controversy covered by this paragraph, or with respect to any request for specific performance, injunctive or other equitable relief, will be entitled to recover, in addition to any other available remedies specified in this Agreement, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys’ fees, except as prohibited or limited by law. The Parties specifically waive any right to a jury trial on any dispute or controversy covered by this paragraph. Judgment may be entered on the arbitrators’ award in any court of competent jurisdiction. Subject to the arbitration provisions of this paragraph, the sole jurisdiction and venue for any action related to the subject matter of this Agreement will be the California state and federal courts having within their jurisdiction the location of the Company’s principal place of business in California at the time of such action, and both Parties thereby consent to the jurisdiction of such courts for any such action.

16.     Governing law.   This Agreement will be governed by and construed under the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of California, without regard to their conflicts of laws provisions.

17.     No waiver.   The failure of either Party to exercise or enforce, at any time, or for any period of time, any of the provisions of this Agreement will not be construed as a waiver of that provision, or any portion of that provision, and will in no way affect that party’s right to exercise or enforce such provisions. No waiver or default of any provision of this Agreement will be deemed to be a waiver of any succeeding breach of the same or any other provisions of this Agreement.

18.     Acceptance of Agreement.

a.     Mr. Salas is hereby advised to seek the advice of counsel before signing this Agreement. PG&E further agrees to pay directly or reimburse Mr. Salas up to $7,500.00 for Mr. Salas’s attorney’s fees incurred with respect to this Agreement and the Transition Agreement. Mr. Salas was provided not less than 21 days to consider and accept the terms of this Agreement and was advised to consult with an attorney about the Agreement before signing it. The provisions of the Agreement are, however, not subject to negotiation. After signing the Agreement, Mr. Salas will have an additional seven (7) days in which to revoke in writing acceptance of this Agreement. To revoke, Mr. Salas will submit a signed statement to that effect to the Company’s Chief Legal Officer before the close of business on the seventh day. If Mr. Salas does not submit a timely revocation, the Effective Date of this Agreement will be the eighth (8th) day after Mr. Salas signs this Agreement.

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b.     Mr. Salas acknowledges reading and understanding the contents of this Agreement, being afforded the opportunity to review carefully this Agreement with an attorney of his choice, not relying on any oral or written representation not contained in this Agreement, signing this Agreement knowingly and voluntarily, and, after the Effective Date of this Agreement, being bound by all of its provisions.

Dated:	June 14, 2011

PACIFIC GAS AND ELECTRIC COMPANY

By:	JOHN R. SIMON
JOHN R. SIMON
SENIOR VICE PRESIDENT-HUMAN RESOURCES

Dated:	May 24, 2011

EDWARD SALAS

EDWARD SALAS

ATTACHMENT A

RELEASE OF CLAIMS AND COVENANT NOT TO SUE

1.   In consideration of the separation benefits and other benefits the Company is providing under the Separation Agreement executed by Mr. Salas on [5/24/11], Mr. Salas, on behalf of himself and his representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that he ever had, now has or might have as of June 30, 2011 (the Date of Resignation under the Separation Agreement) against the Company or its predecessors, parent, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns. These released claims include, without limitation, any claims arising from or related to Mr. Salas’s employment with the Company, its parent or any of its affiliates and subsidiaries, and the termination of that employment. These released claims also specifically include, but are not limited, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, any other federal, state or local law governing the terms and conditions of employment or the termination of employment, and the law of contract and tort; and any claim for attorneys’ fees.

2.   Mr. Salas acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by him to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and Mr. Salas specifically waives all rights under Section 1542 of the California Civil Code which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3.   With respect to the claims released in the preceding paragraphs, Mr. Salas will not initiate or maintain any legal or administrative action or proceeding of any kind against the Company or its predecessors, parent, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns, for the purpose of obtaining any personal relief, nor (except as otherwise required or permitted by law) assist or participate in any such proceedings, including any proceedings brought by any third parties.

Dated:	7/1/11	.

EDWARD SALAS

EDWARD SALAS